Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

dated as of May 10, 2005

by and among

THE WILLIAM CARTER COMPANY,

BLUE MERGER CORP.

and

OSHKOSH B’GOSH, INC.

i

Section 4.17	Environmental Matters
Section 4.18	Brokers
Section 4.19	Opinion of Financial Advisor
Section 4.20	Takeover Statutes; Rights Plans
Section 4.21	Affiliate Transactions
Section 4.22	Indebtedness

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Section 5.01	Organization, Standing and Power
Section 5.02	Sub
Section 5.03	Financing
Section 5.04	Ownership of Company Common Stock
Section 5.05	Authorization; Validity of Agreement; Necessary Action
Section 5.06	No Conflicts; Consents
Section 5.07	Information Supplied
Section 5.08	Brokers
Section 5.09	Litigation

ARTICLE VI	COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.01	Conduct of Business
Section 6.02	No Solicitation

ARTICLE VII	ADDITIONAL AGREEMENTS

Section 7.01	Stockholders Meeting
Section 7.02	Information Statement
Section 7.03	Access to Information; Confidentiality
Section 7.04	Reasonable Best Efforts; Notification
Section 7.05	Stock Options and Restricted Shares
Section 7.06	Indemnification; D&O Insurance
Section 7.07	Public Announcements
Section 7.08	Director Resignations
Section 7.09	Transfer Taxes
Section 7.10	Employee Benefit Matters
Section 7.11	Actions Respecting Commitment Letters; Financing; Notification

ARTICLE VIII	CONDITIONS PRECEDENT

Section 8.01	Conditions to Each Party’s Obligation to Effect the Merger
Section 8.02	Conditions to Obligation of the Company to Effect the Merger

ii

Section 8.03	Conditions to Obligation of Parent and Sub to Effect the Merger

ARTICLE IX	TERMINATION, AMENDMENT AND WAIVER

Section 9.01	Termination
Section 9.02	Effect of Termination
Section 9.03	Amendment
Section 9.04	Extension; Waiver

ARTICLE X	GENERAL PROVISIONS

Section 10.01	Nonsurvival of Representations and Warranties
Section 10.02	Notices
Section 10.03	Interpretation
Section 10.04	Severability
Section 10.05	Counterparts
Section 10.06	Entire Agreement; No Third-Party Beneficiaries
Section 10.07	Governing Law
Section 10.08	Assignment
Section 10.09	Enforcement
Section 10.10	Submission to Jurisdiction
Section 10.11	Waiver of Jury Trial

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 10, 2005 (this “Agreement”), is by and among The William Carter Company, a Massachusetts corporation (“Parent”), Blue Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and OshKosh B’Gosh, Inc., a Delaware corporation (the “Company”).

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent entering into this Agreement, certain holders of the Class B Common Stock have entered into a voting agreement, dated as of the date hereof (the “Family Group Voting Agreement”), pursuant to which, among other things, they have agreed to vote their shares of Company Class B Common Stock in favor of the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby and thereby;

WHEREAS, the board of directors of the Company (the “Company Board”), Parent and Sub have determined that this Agreement and the merger of Sub with and into the Company, with the Company as the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement (the “Merger”) are advisable and in the best interests of their respective corporations and stockholders and have approved this Agreement and the Merger; and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, for any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternative Acquisition” has the meaning set forth in Section 6.02(a).

“Alternative Acquisition Proposal” has the meaning set forth in Section 6.02(a).

 “Award Cancellation Time” means the time that is on the Closing Date and immediately prior to the Effective Time.

“Business Day” means any day, other than a Saturday, Sunday or legal holiday on which banks are permitted to close in the State of Wisconsin.

“Certificate” or “Certificates” mean the certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock.

“Certificate of Merger” means a certificate of merger, or other appropriate documents, to be filed with the Secretary of State of the State of Delaware to effect the Merger.

“Change in Board Recommendation” has the meaning set forth in Section 6.02(a).

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereto.

“Company Board” has the meaning set forth in the recitals hereto.

“Company By-laws” means the by-laws of the Company, as amended to the date of this Agreement.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Charter” means the certificate of incorporation of the Company, as amended to the date of this Agreement.

“Company Class A Common Stock” means the Class A common stock, one cent ($.01) par value, of the Company.

“Company Class B Common Stock” means the Class B common stock, one cent ($.01) par value, of the Company.

“Company Common Stock” means the common stock, one cent ($.01) par value, of the Company, including both Company Class A Common Stock and Company Class B Common Stock.

“Company Disclosure Schedule” means the schedule of disclosures delivered by the Company to Parent and Sub concurrent with the execution of this Agreement.

“Company Employees” has the meaning set forth in Section 7.10(a).

“Company Material Adverse Effect” means any event, change, effect, development or occurrence that, individually or in the aggregate, when taken with all other events, changes, effects, developments and occurrences, (i) is, or would reasonably be expected to be, material and adverse to the assets and liabilities (taken together), financial condition or business of the Company and the Company Subsidiaries (taken as a whole) or (ii) would reasonably be expected to materially and adversely affect the ability of the Company to consummate the Merger or would prevent the Company from performing, or materially delay the ability of the Company to perform, its obligations under this Agreement; provided, that no change or effect resulting from any of the following shall be deemed, either alone or in combination, to constitute a Company Material Adverse Effect: (a) a prospective change arising out of any legislation, proposal or enactment by any Governmental Entity that is proposed, adopted or enacted after the date of this Agreement; (b) changes in the general conditions of the economy, financial markets, currency markets or commodity markets, whether foreign, domestic or global (including trade embargoes and changes in interest rates), in each case that does not have a disproportionate effect on the Company and the Company Subsidiaries (taken as a whole); (c) acts of war, terrorism, sabotage or civil strife; (d) announcement of the execution and delivery of this Agreement or of the transactions contemplated hereby; (e) conditions affecting the industry of the Company and the Company Subsidiaries generally that do not have a disproportionate effect on the Company and the Company Subsidiaries (taken as a whole); (f) the taking of any action expressly required by this Agreement or acts or omissions of the Company taken with the prior written consent of Parent; and (g) the actions taken by the Company and listed on Section 1.01 of the Company Disclosure Schedule; provided, further, that in no event shall a change in the trading price of the Company’s Class A Common Stock, by itself, be considered a Company Material Adverse Effect.

“Company Option Plans” means the Company 1994 Incentive Stock Plan, the Company 1995 Outside Director’s Stock Option Plan and the Company 2004 Incentive Stock Plan.

“Company Plans” has the meaning set forth in Section 4.10(a).

“Company Preferred Stock” means the preferred stock, one cent ($.01) par value, of the Company.

“Company Restricted Share” means each share of restricted Company Common Stock granted under each Company Option Plan.

“Company SEC Documents” means all reports, schedules, exhibits, forms, statements and other documents required to be filed, furnished or otherwise transmitted by the Company with or to the SEC since December 31, 2002.

“Company Stock Option” means any option to purchase Company Common Stock granted under any Company Option Plan.

“Company Stockholder Approval” has the meaning set forth in Section 4.04(c).

“Company Stockholders Meeting” has the meaning set forth in Section 7.01.

“Company Subsidiaries” means all the Subsidiaries of the Company.

“Confidentiality Agreement” means the confidentiality agreement, dated January 21, 2005, between the Company and an Affiliate of Parent.

“Consent” means any consent, approval, license, Permit, Order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, mortgage, agreement, permission, consent, sales order, purchase order, quotation, entitlement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement (whether written or oral).

“Cross Purchase Agreement” means that certain Stock Option Agreement, dated as of November 3, 1981, by and among the Wyman Group (as defined therein), the Pickard Group (as defined therein) and the Company.

“Current Premium” has the meaning set forth in Section 7.06(c).

“Dissenters’ Shares” means shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who has not voted in favor of or consented to the Merger and who has properly demanded and perfected the right to be paid the fair value of such shares pursuant to, and who has complied in all respects with, Section 262 of the DGCL.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Effective Time” has the meaning set forth in Section 2.03.

“Environmental Laws” shall mean all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of human health or the environment, including, laws relating to Releases or threatened Releases of

Hazardous Substances into the environment (including, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

“Environmental Permits” has the meaning set forth in Section 4.17(a).

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.03(a).

“Family Group Voting Agreement” has the meaning set forth in the recitals hereto.

“Filed Company SEC Documents” means all Company SEC Documents that were filed and publicly available prior to the date of this Agreement.

“Financial Statements” means the consolidated financial statements of the Company and its Subsidiaries included in each of the Company’s Annual Report on Form 10-K for the fiscal years ended January 3, 2004 and January 1, 2005, the Company’s Quarterly Report on Form 10-Q for the quarter ended April 2, 2005 and any consolidated financial statements of the Company filed with the SEC after the date hereof, including in each case the footnotes thereto.

“Financing” has the meaning set forth in Section 5.03.

“Financing Commitments” has the meaning set forth in Section 5.03.

“Former Company Employees” has the meaning set forth in Section 7.10(a).

“GAAP” means generally accepted U.S. accounting principles.

“Governmental Entity” means any (a) federal, state, local, municipal or foreign government, (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, instrumentality or entity and any court or other tribunal), (c) multinational organization or body or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Substance” shall mean any substance, whether solid, liquid or gaseous, which is listed, defined or regulated as a “hazardous substance,” “hazardous waste,” “oil,” “pollutant,” “toxic substance,” “hazardous material,” or “contaminant,” or is otherwise classified as hazardous or toxic, in or pursuant to any Environmental Laws; or which is or contains any asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, explosive, nuclear, or radioactive material, petroleum compounds, or pesticides, insecticides, fungicides, or rodenticides, or biohazardous materials or waste.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means all liabilities or obligations (other than obligations between the Company and one or more of the Company Subsidiaries), whether primary or secondary or absolute or contingent, that are (a) for borrowed money, (b) evidenced by notes, bonds, debentures, guarantees or similar obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables incurred in the ordinary and usual course of business), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) in the nature of guarantees of the liabilities or obligations of any other Person or (g) secured by Liens

“Indemnified Party” has the meaning set forth in Section 7.06(a).

“Information Statement” has the meaning set forth in Section 7.02.

“Intellectual Property Rights” means any or all of the following and all worldwide common law and statutory rights in, however denominated, arising out of, or associated with: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) trade secrets (including proprietary know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing); (c) copyrights, copyright registrations and applications therefor; (d) Internet domain names; (e) industrial designs and any registrations and applications therefor; (f) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (g) rights of privacy and rights of publicity; (h) moral rights of authors and inventors; and (i) all rights to petition and plead arising from the above, including all rights of opposition, choses in action, and rights to petition or apply for registration or other governmental grant or privilege.

“Investment” means, with respect to any Person, any corporation, association, general or limited partnership, company, limited liability company, trust, joint venture,

organization or other entity in which such Person owns, directly or indirectly, an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50%.

“IRS” means the Internal Revenue Service.

“Knowledge” means the actual knowledge of the executive officers of the Company or Parent, as applicable.

“Legal Requirement” means any U.S. federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any similar provision having the force or effect of law.

“Liens” means pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.

“Losses” has the meaning set forth in Section 7.06(a).

“Merger” has the meaning set forth in the recitals hereto.

“Merger Consideration” has the meaning set forth in Section 3.01(c).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Notice of Superior Proposal” has the meaning set forth in Section 6.02(a).

“Order” means with respect to any Person, any award, decision, injunction (including a preliminary injunction or a temporary restraining order), judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree, or verdict entered, issued, made, or rendered by any court, administrative agency, arbitrator or other Governmental Entity affecting such Person or any of its properties.

“ordinary and usual course of business” means an action taken by a Person in the ordinary course of the operations of such Person that is consistent with the past practices of such Person.

“Outbound License Grants” has the meaning set forth in Section 4.14(a).

“Outside Date” has the meaning set forth in Section 9.01(b)(i).

“Owned Intellectual Property” has the meaning set forth in Section 4.15(h).

“Parent” has the meaning set forth in preamble hereto.

“Parent Board” has the meaning set forth in Section 5.05.

“Parent Disclosure Schedule” means the schedule of disclosures delivered by Parent to the Company concurrent with the execution of this Agreement.

“Parent Material Adverse Effect” means any event, change, effect, development or occurrence that, individually or in the aggregate, when taken with all other events, changes, effects, developments and occurrences, is or would reasonably be expected to materially and adversely affect the ability of Parent or Sub to consummate the Merger or would prevent Parent from performing, or materially delay the ability of Parent to perform, its obligations under this Agreement; provided, that no change or effect resulting from any of the following shall be deemed, either alone or in combination, to constitute a Parent Material Adverse Effect: (a) a prospective change arising out of any legislation, proposal or enactment by any Governmental Entity that is proposed, adopted or enacted after the date of this Agreement; (b) changes in the general conditions of the economy, financial markets, currency markets or commodity markets, whether foreign, domestic or global (including trade embargoes and changes in interest rates), in each case that does not have a disproportionate effect on Parent and Parent’s Subsidiaries (taken as a whole); (c) acts of war, terrorism, sabotage or civil strife; (d) the announcement of the execution and delivery of this Agreement or of the transactions contemplated hereby; (e) conditions affecting the industry of Parent and Parent’s Subsidiaries generally that do not have a disproportionate effect on Parent and Parent’s Subsidiaries (taken as a whole); and (f) the taking of any action expressly required by this Agreement; provided, further, that in no event shall a change in the trading price of Parent’s capital stock, by itself, be considered a Parent Material Adverse Effect.

“Paying Agent” has the meaning set forth in Section 3.03(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Per Share Amount” has the meaning set forth in Section 3.01(c).

“Permit” means licenses, franchises, permits, consents, approvals, orders, certificates, authorizations, declarations and filings.

“Person” means any individual, firm, corporation (including any non-profit corporation), general or limited partnership, company, limited liability company, trust, joint venture, estate, association, organization, labor union or other entity or Governmental Entity.

“Proceedings” means any action, arbitration, audit, hearing, proceeding, investigation, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Real Property” has the meaning set forth in Section 4.16.

“Real Property Lease” has the meaning set forth in Section 4.16.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit or disposal into the environment.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.06(d).

“Scheduled Intellectual Property” has the meaning set forth in Section 4.15(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Section 409A” has the meaning set forth in Section 4.10(j).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stock Transfer Tax” means any state, local, foreign or provincial Tax which is attributable to the transfer of Company Common Stock pursuant to this Agreement.

“Sub” has the meaning set forth in the preamble hereto.

“Sub Board” has the meaning set forth in Section 5.05.

“Subsidiary” means, with respect to any Person, any corporation, association, general or limited partnership, company, limited liability company, trust, joint venture, organization or other entity of which 50% or more of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.

“Superior Company Proposal” has the meaning set forth in Section 6.02(e).

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Transaction” has the meaning set forth in Section 9.02(c).

“Tax” or “Taxes” means: (a) any income, corporation, gross income, gross receipts, franchise, profits, gains, capital stock, capital duty, withholding, social security (or similar), employment, unemployment, disability, real property, personal property, wealth, welfare, stamp, excise, license, severance, environmental (including taxes under Section 59A of the Code), customs duties, occupation, sales, use, transfer, registration, value added, payroll, premium, property, or windfall profits tax, estimated, ad valorem or excise tax, alternative or add-on minimum tax or other tax of any kind whatsoever (whether or not measured in whole or in part by net income and including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, including any interest, penalty or addition thereto, whether disputed or not; and (b) any liability for the payment of any amount of the type described in clause (a) as a result of the Company or any Company Subsidiary being a successor to or transferee of any other corporation at any time on or prior to the Closing Date, and any interest, penalties, additions to tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

“Tax Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Taxes for such entity or subdivision, including any Governmental Entity that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Return” means all federal, state, local, provincial and foreign returns, declarations, statements, reports, schedules, forms, information returns and other documents relating to Taxes (including any attachment thereto and any amendment thereof).

“Termination Fee” has the meaning set forth in Section 9.02(b).

“Transfer Taxes” means any sales, use, stamp, transfer or similar Taxes that are levied by a Tax Authority with respect to the transfer of the beneficial ownership of the Company’s or the Company’s Subsidiaries’ real or personal property pursuant to this Agreement.

“Voting Company Debt” means any bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

ARTICLE II

THE MERGER

Section 2.01           The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time.  At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with the DGCL.

Section 2.02           Closing.  The Closing shall take place at the offices of Ropes & Gray LLP, 45 Rockefeller Plaza, New York, NY 10111 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by applicable law, waiver by the parties entitled to the benefits thereof) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction (or, to the extent permitted by applicable law, waiver by the parties entitled to the benefits thereof) of those conditions at such time), or at such other place, time and date as shall be agreed in writing between Parent and the Company.

Section 2.03           Effective Time.  At the Closing, Parent and the Company will cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL.  The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other time as shall be agreed upon by the parties and set forth in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).  From and after the Effective Time, the Merger shall have all the effects provided by Section 259 of the DGCL (including the effect that the Surviving Corporation shall possess all of the assets, rights, privileges, powers and franchises and shall be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Sub, all as provided under the DGCL).

Section 2.04           Certificate of Incorporation and By-laws.  (a) The Company Charter, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b)           The by-laws of Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

Section 2.05           Directors.  The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time.  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

Section 2.06           Officers.  The officers of the Sub shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

ARTICLE III

EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.01           Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or any holder of any shares of Company Common Stock or any shares of capital stock of Sub:

(a)           Capital Stock of Sub.  Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Class B Common Stock of the Surviving Corporation.

(b)           Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock that is owned by the Company, the Company Subsidiaries, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired, and no consideration shall be delivered in exchange therefor.

(c)           Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b) and any Dissenters’ Shares) shall be converted into the right to receive $26.00 (referred to herein as the “Per Share Amount”) in cash payable to the holder thereof (the Per Share Amount multiplied by the number of shares of Company Common Stock held by each stockholder of the Company, the “Merger Consideration”).  All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 3.03, without interest.  The Per Share Amount shall be appropriately adjusted for any stock dividend, stock split or like transaction affecting the Company Common Stock prior to the Effective Time.

Section 3.02           Dissenters’ Shares.  Notwithstanding anything in this Agreement to the contrary, Dissenters’ Shares shall not be converted into the right to receive Merger Consideration as provided in Section 3.01(c), but rather the holders of Dissenters’ Shares shall be entitled to payment of the fair value of such Dissenters’ Shares in accordance with Section 262 of the DGCL; provided, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of fair value under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenters’ Shares shall cease and such Dissenters’ Shares shall be treated as if they had been converted as of the Effective Time into the Merger Consideration as provided in Section 3.01(c). The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, attempted withdrawals of any such demands and any other documents received in connection with any assertion of rights to payment of fair value under Section 262 of the

DGCL, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 3.03           Exchange of Certificates.  (a) Prior to the Effective Time, Parent shall select and appoint a commercial bank or trust company who shall be reasonably satisfactory to the Company to act as the paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of Certificates representing Company Common Stock.  At the Closing, Parent shall cause to be deposited with the Paying Agent the aggregate Merger Consideration under Section 3.01(c) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall deliver the Merger Consideration contemplated to be paid pursuant to Section 3.01(c) out of the Exchange Fund.

(b)           As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (or appropriate portion thereof) into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01(c), and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall (A) pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or (B) establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is otherwise not applicable. Until surrendered as contemplated by this Section 3.03, each Certificate (other than Certificates representing Dissenters’ Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration (or appropriate portion thereof), without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01(c).  No interest shall be paid or shall accrue on any Merger Consideration payable upon the surrender of any Certificate.

Section 3.04           No Further Ownership Rights in Company Common Stock.  The Merger Consideration (or appropriate portion thereof) paid in accordance with the terms of this Article III upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

Section 3.05           Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock six months after the Effective Time shall be delivered to the Surviving Corporation and any holder of Company Common Stock who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration.

Section 3.06           No Liability.  None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar applicable law.

Section 3.07           Investment of Exchange Fund.  The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis.  Any interest and other income resulting from such investments shall be paid to Parent, provided, that such investments shall only be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent).

Section 3.08           Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with Section 3.01(c) for the shares of Company Common Stock represented thereby.  When authorizing such payment of any portion of the Merger Consideration in exchange therefor, the Surviving Corporation may, in its discretion, require such Person claiming such Certificate to be lost, stolen or destroyed to post a bond in customary amount and to make a reasonable undertaking to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

Section 3.09           Withholding Rights.  Each of Parent and Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any Person pursuant to this Article III such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, or local law with respect to Taxes.  If Parent or Surviving Corporation, as the case may be, so withholds any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable stockholder in respect of which Parent or Surviving Corporation, as the case may be, made such deduction or withholding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule (it being understood that if it is reasonably apparent that an item disclosed in one section or subsection of the Company Disclosure Schedule is omitted from another section or subsection where such disclosure would be appropriate, such item shall be deemed to have been disclosed in such section or subsection of the Company Disclosure Schedule from which such item is omitted), the Company represents and warrants to Parent and Sub as follows:

Section 4.01           Organization, Standing and Power.  The Company and each of the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, other than such Permits the lack of which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business, and is in good standing, in each jurisdiction in which the nature of its business or its ownership of its properties make such qualification necessary or beneficial, except for any such failure to be so qualified or in good standing, individually or in the aggregate, which has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. True and complete copies of the Company Charter, the Company By-laws and the charter documents, by-laws and organizational documents (and in each case all amendments thereto) of each of the Company Subsidiaries as in effect immediately prior to the date hereof have been made available to Parent.  Neither the Company nor any Company Subsidiary is in violation of any provision of its certificate of incorporation or by-laws or similar organizational document.

Section 4.02           Company Subsidiaries and Investments.  The Company owns directly or indirectly each of the outstanding shares of capital stock or a 100% ownership interest, as applicable, of each of the Company Subsidiaries free and clear of all Liens.  Each of the outstanding shares of capital stock of each of the Company Subsidiaries having corporate form is duly authorized, validly issued, fully paid and nonassessable.  The Company owns directly or indirectly each of its Investments, if any, free and clear of all Liens.  The following information for each Company Subsidiary and each direct or indirect Investment of the Company is set forth in Section 4.02 of the Company Disclosure Schedule: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the name of each stockholder or owner and the number of issued and outstanding shares of capital stock or share capital held by it or the type and amount of any ownership interest.

Section 4.03           Capital Structure.  The authorized capital stock of the Company consists of the following: (i) 34,425,000 shares of Company Common Stock, of which 30,000,000 are shares of Company Class A Common Stock and 4,425,000 are shares of Company Class B Common Stock; and (ii) 1,000,000 shares of Company Preferred Stock.  As of the date hereof, (A) 9,632,624 shares of Company Class A Common Stock (including 98,950 shares of Company Restricted Stock), 2,181,906 shares of Company Class B Common Stock and no shares of Company Preferred Stock are issued and outstanding, (B) no shares of Company Capital Stock are held by the Company in its treasury and (C) 1,342,675 shares of Company Class A Common Stock are subject to outstanding Company Stock Options.  Section 4.03 of the Company Disclosure Schedule lists each Company Stock Option outstanding on the date hereof, the Company Option Plan under which such Company Stock Option was granted, the number of shares of Company Class A Common Stock issuable thereunder, the vesting schedule, the expiration date and the exercise price thereof.  Except as set forth above, as of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding.  All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable (subject to the personal liability which may be imposed on stockholders of the Company by Section 180.0622(2)(b) of the Wisconsin Business Corporations Law, as judicially interpreted, for debts owing to employees of the Company for services performed, but not exceeding 6 months’ service in any one case) and, except as set forth in the Cross Purchase Agreement, not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound.  There is no Voting Company Debt issued or outstanding and the only rights outstanding under any Company Option Plan are Company Stock Options and Company Restricted Shares.  Other than as set forth in this Section 4.03 or in Section 4.03 of the Company Disclosure Schedule, there are no (1) options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (x) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (y) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (z) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock, (2) outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or (3) voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party with respect to the voting or transfer of capital stock of the Company or any of the Company Subsidiaries (other than the Cross Purchase Agreement).

Section 4.04           Authorization; Validity of Agreement; Necessary Action.  (a)  The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, except for the Company Stockholder Approval in the case of the Merger, and no corporate action on the part of the Company (other than the Company Stockholder Approval) is necessary to authorize the consummation of the Merger or the other transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and constitutes (assuming the due authorization, execution and delivery by Parent and Sub) the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

(b)           The Company Board, at a meeting duly called and held prior to execution of this Agreement, (i) approved and declared advisable this Agreement and the Merger, (ii) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (iii) resolved to recommend that the holders of Company Class B Common Stock approve and adopt this Agreement and the Merger and (iv) directed that this Agreement be submitted for consideration by the holders of the Company Class B Common Stock at a meeting of such stockholders.

(c)           The only vote of holders of any class or series of Company Capital Stock necessary to adopt this Agreement is the vote by the holders of at least two-thirds of the outstanding shares of Company Class B Common Stock (the “Company Stockholder Approval”).

Section 4.05           No Conflicts; Consents.  The execution and delivery by the Company of this Agreement does not, and the consummation of the Merger and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (a) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (b) any Contract (other than the Real Property Leases) to which the Company or any Company Subsidiary is a party or by which they are bound or (c) subject to the filings referred to in the following sentence, any provision of any Order or Legal Requirement applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clause (b) above, any such items that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.  No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger, other than (i) compliance with and filings under the HSR Act and any required foreign competition law filings, (ii) the filing with the SEC of such reports under Sections 13 and 14 of the Exchange Act as may be required in connection with this Agreement and the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required in connection with the Taxes described in Section 7.09 and (v) such other items as are set forth in Section 4.05 of the Company Disclosure Schedule.

Section 4.06           SEC Documents; Financial Statements; Undisclosed Liabilities.  (a) The Company has timely filed with, furnished or otherwise transmitted to the SEC all Company SEC Documents. As of its respective date, each Company SEC Document (including any financial statements or schedules included therein) complied in all material respects with the requirements of the Securities Act and Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later dated Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company has timely responded to all comment letters of the staff of the SEC relating to the Company SEC Documents, and the SEC has not advised the Company that any final responses are inadequate, insufficient or otherwise non-responsive.  The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any Company Subsidiaries, on the other, occurring since December 31, 2002 and prior to the date hereof and will, reasonably promptly following the receipt thereof, make available to Parent any such correspondence sent or received after the date hereof.  To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

(b)           As of their respective dates, the Financial Statements complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, having been prepared in accordance with GAAP (except, in the case of unaudited statements, for the absence of footnotes) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

(c)           The Company and the Company Subsidiaries have no liabilities, whether accrued, absolute, contingent or otherwise, and whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP, except liabilities (i) stated or reserved against in the Financial Statements of the Company included in the Filed Company SEC Documents or disclosed in Section 4.06(c) of the Company Disclosure Schedule, (ii) incurred in the ordinary and usual course of business pursuant to Contracts or since December 31, 2004, (iii) incurred in connection with this Agreement or the Merger or (iv) that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(d)           Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the Nasdaq.  The Company has made available to Parent true, correct and complete copies of all correspondence between the Nasdaq, on the one hand, and the Company and any Company Subsidiaries, on the other, occurring since December 31, 2002 and prior to the date hereof and will, reasonably promptly following the receipt thereof, make available to Parent any such correspondence sent or received after the date hereof.

(e)           The Company has disclosure controls and procedures that are effective to ensure that material information relating to the Company, including the Company Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities.

(f)            The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors and to Parent (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(g)           As of the date hereof, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting.  To the Knowledge of the Company, there is no reason to believe that its auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, when next due.

(h)           There are no outstanding loans made by the Company or any Company Subsidiary to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 4.07           Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made in or omitted from the Information Statement relating to Parent or its Affiliates based on information supplied by Parent or its Affiliates for inclusion or incorporation by reference in the Information Statement.  The Information Statement will comply as to form in all material respects with the requirements of the DGCL.

Section 4.08           Absence of Certain Changes or Events.  Except as disclosed on Section 4.08 of the Company Disclosure Schedule or as permitted by Section 6.01 after the date hereof, since December 31, 2004, (i) the Company has conducted its business only in the ordinary and usual course of business, (ii) neither the Company nor any Company Subsidiary has experienced a Company Material Adverse Effect and (iii) neither the Company nor any Company Subsidiary has taken any of the following actions:

(a)           (i) declared, set aside or paid any dividends on, or made any other distributions in respect of, any of its capital stock, other than (A) regular quarterly cash dividends on the Company Common Stock at a rate not in excess of the regular quarterly cash dividend most recently declared by the Company prior to the date of this Agreement and (B) dividends and distributions by a Company Subsidiary to its parent, (ii) split, combined or reclassified any of its capital stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) purchased, redeemed or otherwise acquired any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (iv) adopted a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company or any of the Company Subsidiaries;

(b)           other than grants of Company Stock Options and Company Restricted Shares and issuances pursuant to the exercise of Company Stock Options, authorized for issuance, issued, delivered, sold or granted (i) any shares of its capital stock, (ii) any Voting Company Debt or other voting securities, (iii) any securities convertible into or exchangeable for, or any options (including Company Stock Options), warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (iv) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

(c)           amended its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(d)           acquired or agreed to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof or (ii) any assets outside the ordinary and usual course of business;

(e)           except as disclosed in Section 4.08(e) of the Company Disclosure Schedule, (i) granted to any officer or director of the Company or any Company Subsidiary any material increase in compensation or fringe benefits, (ii) granted to any present or former employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, (iii) entered into or amended any employment, consulting, indemnification, severance or termination agreement with any such present or former employee, officer or director, (iv) established, adopted, entered into or amended in any material respect any Company Plan, (v) taken any action to accelerate any rights or benefits, or made any material determinations not in the ordinary and usual course of business, under any Company Plan or (vi) loaned or advanced money or other property in excess of $25,000 to any present or former employee, officer or director of the Company or any Company Subsidiary;

(f)            made any change in accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

(g)           made or agreed to make any new capital expenditure or expenditures that, individually, is in excess of $100,000 or, in the aggregate, are in excess of $2,000,000;

(h)           other than in the ordinary and usual course of business, made any material Tax election or settled or compromised any material Tax liability or refund;

(i)            settled any material Proceeding to which the Company or any Company Subsidiary was or is a party;

(j)            entered into, renewed, terminated or amended in any material respect any Real Property Lease; or

(k)           authorized any of, or committed or agreed to take any of, the foregoing actions.

Section 4.09           Taxes.  (a) All income Tax Returns and other material Tax Returns required to be filed through the date hereof, by or with respect to the Company and the Company Subsidiaries, have been duly and timely filed or extended with the appropriate Taxing Authority, and all Taxes required to be paid through the date hereof whether disputed or not and whether or not shown on any Tax Return, have been timely paid in full, except Taxes for which adequate provision has been made in the pertinent financial statements referred to in Section 4.06.  All such Tax Returns were correct and complete in all material respects.  All material Taxes which the Company or any of the Company Subsidiaries is required to withhold or collect have been withheld and collected and have been timely paid over to the proper Tax Authority in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.  There is no pending dispute or written claim concerning any Tax liability of the Company or any of the Company Subsidiaries.  Neither the Company nor any of the Company Subsidiaries has received written notice of any material claim made by any authority in a jurisdiction where the Company or such Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is or may be subject to taxation by that jurisdiction.  There are no material Liens recorded or asserted on any of the assets or properties of the Company or any of the Company Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)           Neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, nor has any such waiver or agreement been requested by the IRS or any other Tax Authority; and neither the Company nor any of the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

(c)           Neither the Company nor any of the Company Subsidiaries (i) is a party to or bound by any material Tax allocation, indemnity or sharing agreement, or (ii) (A) has been a member of an affiliated group filing a consolidated federal income Tax return (other than such a group of which the Company is the common parent) or (B) will be required to pay the Taxes of any other Person under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, agreement or otherwise, or (iii) has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.

(d)           In the past five years, neither the Company nor any of the Company Subsidiaries has been a party to a transaction that has been reported as a reorganization within the meaning of Section 368 of the Code, or distributed as a corporation (or been distributed in a transaction that is reported to qualify under Section 355 of the Code).

(e)           Neither the Company nor any Company Subsidiary has made or agreed to make, and is not required to make, any change in method of accounting of the Company or any Company Subsidiary which would require the Company or any Company Subsidiary to make an adjustment to its income pursuant to Section 481(a) of the Code (or any similar provision).  There is no application pending with any Tax Authority requesting permission for the Company or any Company Subsidiary to make any change in accounting method and neither the Company nor and Company Subsidiary has received any written notice that a Tax Authority proposed to require a change in method of accounting.

(f)            None of the Company nor any Company Subsidiary has participated, within the meaning of Treasury Regulation Section 1.6011-4(c) in (i) any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury regulations promulgated thereunder or comparable provisions of state law, (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code, and the Treasury regulations promulgated thereunder or comparable provisions of section law, or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury regulations promulgated thereunder or comparable provision of state law.

Section 4.10           Benefit Plans.  (a) Section 4.10 of the Company Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), stock purchase, stock option, restricted stock, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, other than a Multiemployer Plan, whether written or oral and whether or not subject to ERISA, which is maintained by the Company, to which the Company is required to contribute or with respect to which the Company or any of its ERISA Affiliates has any liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.”

(b)           With respect to each Company Plan, the Company has made available to Parent a true and accurate copy thereof and, to the extent applicable: (i) the current trust agreement or other funding instrument; (ii) the most recent IRS determination or opinion letter; (iii) the most recent summary plan description; (iv) the most recent Form 5500 and attached schedules; (v) the most recent actuarial valuation report; and (vi) copies of nondiscrimination tests for the past two years.

(c)           Each Company Plan has been established and complies and has been administered in form and operation in all material respects in accordance with its terms and applicable Legal Requirements including, without limitation, ERISA and the Code.  Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS as to its qualification under Section 401(a) of the Code and the tax-exempt status of any trust which forms a part of such plan under Section 501(a) of the Code, and to the Knowledge of the Company there are no facts and circumstances that could reasonably be expected to result in the revocation of such letter except as may be self-corrected pursuant to Revenue Procedure 2003-44 without material liability to the Company.  To the Knowledge of the Company, no event has occurred and no condition exists that could reasonably be expected to subject the Company or any of its ERISA Affiliates to any material tax, fine, Lien, penalty or other liability imposed by ERISA or the Code.  No non-exempt “prohibited transaction” (as such term is defined in ERISA Section 406 and Section 4975 of the Code) has occurred with respect to any Company Plan.  Except as listed on Section 4.10 of the Company Disclosure Schedule, no Company Plan provides post-retirement or post-termination health benefits and none of the Company or any of its ERISA Affiliates has any obligations to provide any post-retirement health benefits, except, in either case, to the extent required by Section 4980B of the Code, Part 6 of Title 1 of ERISA or similar provisions of applicable state law.

(d)           With respect to any Company Plan (or the assets thereof), (i) no actions, suits or claims (other than routine claims for benefits) are pending or threatened in writing, (ii) to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims (other than routine claims for benefits), (iii) none of the assets of any Company Plan are invested in employer securities or employer real property and (iv) the Company has not received notice that any governmental investigation is pending or threatened.

(e)           None of the Company Plans are subject to Title IV of ERISA.  With respect to each Company Plan that is subject to Title IV of ERISA, (i) no steps have been taken by the Company or any of its ERISA Affiliates to terminate any such Company Plan, (ii) the material facts underlying the most recently completed actuarial valuation for such Company Plan remain true and correct as of the date hereof, (iii) all required contributions have been made to such Company Plan in accordance with minimum funding standards of Section 412 of the Code and (iv) no proceedings to terminate such Company Plan (or to appoint a trustee to administer any such Company Plan) have been instituted by the PBGC pursuant to Section 4042 of ERISA and no facts exist that could reasonably be expected to result in the institution of such proceedings.

(f)            Neither the Company nor any of its ERISA Affiliates has any liability under or with respect to any Multiemployer Plan.

(g)           The consummation of the transaction contemplated by this Agreement will neither entitle any current or former employee or other service provider of the Company or any Company Subsidiary to severance benefits or any other payment (including golden parachute) under any Company Plan nor cause any amounts payable under any Company Plan to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(h)           All Company Plans that are maintained by the Company or its Subsidiaries outside of the United States primarily for the benefit of employees of the Company or any of its Subsidiaries working outside of the United States comply in all material respects with applicable Legal Requirements.  To the extent that any such Company Plan is, or is required to be, funded, the fair market value of plan assets exceeds the present value of benefit obligations under such Company Plan.

(i)            With respect to each of the Company Plans, all contributions or premium payments due and payable on or before the Closing Date have been timely made, and to the extent not presently payable appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

(j)            No Company Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code (“Section 409A”) has been materially modified (within the meaning of Section 409A of the Code ) on or after October 3, 2004 and all such non-qualified deferred compensation plans have been operated and administered in good faith compliance with Section 409A of the Code and applicable guidance with respect thereto from the period beginning January 1, 2005 through the date hereof.

(k)           The actions described on Section 1.01 of the Company Disclosure Schedule have been taken prior to the date hereof.

Section 4.11           Employment and Labor Matters.  There is no, and since January 1, 2003 there has been no, labor strike, material labor dispute, material labor slow down, material work stoppage or other material labor difficulty pending or, to the Knowledge of the Company, threatened against the Company.  Except as set forth on Section 4.11 of the Company Disclosure Schedule, none of the employees of the Company is covered by any collective bargaining agreement, and, to the Knowledge of the Company, no representation petition has been filed by a Company employee or is pending before the National Labor Relations Board, and no union organizing campaign is, or since January 1, 2003 has been, in progress or has been threatened.

Section 4.12           Litigation.  There is no, and since January 1, 2003 there has been no, (a) Order to which the Company or any Company Subsidiary is a party or by which any of them or their respective properties or assets are bound and (b) Proceedings pending against the Company or any Company Subsidiary or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary.  Since January 1, 2003, there has been no, SEC or Nasdaq inquiry or investigation, other governmental inquiry or investigation or internal investigation pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any Company Subsidiary or any alleged malfeasance by any executive officer of the Company.

Section 4.13           Compliance with Applicable Laws.  Except as set forth on Section 4.13 of the Company Disclosure Schedule, since January 1, 2003 (a) neither the Company nor any Company Subsidiary has violated any Legal Requirement or Order, except for any such violation which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (b) the Company and each Company Subsidiary have had all Permits from Governmental Entities required to conduct their respective businesses as now being conducted, except for any such Permits the absence of which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the Knowledge of the Company, neither the Company, nor any Company Subsidiary nor any third parties with whom the Company or a Company Subsidiary contracts for the manufacture of apparel products directly uses any child labor (as defined under applicable local laws and regulations), conscripted labor or slave labor in the manufacture of the apparel products of the Company or a Company Subsidiary.

Section 4.14           Contracts.  (a)  Set forth on Section 4.14 of the Company Disclosure Schedule is a complete list as of the date hereof of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is otherwise bound:

(i)            Contracts entered into other than in the ordinary and usual course of business;

(ii)           Contracts containing covenants not to compete in any geographic area;

(iii)          Contracts limiting the freedom of Company or any Company Subsidiary to engage in any line of business or to compete with any other Person;

(iv)          Contracts representing Indebtedness of the Company or any Company Subsidiary;

(v)           Contracts with any Governmental Entity;

(vi)          royalty or product endorsement Contracts relating to the sale of any products of the Company or a Company Subsidiary;

(vii)         Contracts by which the Company or a Company Subsidiary has granted a license or other permission to any third party with respect to any Intellectual Property Rights (“Outbound License Grants”); and

(viii)        Contracts by which the Company or a Company Subsidiary is required to make payments, or entitled to receipts of, more than $500,000 individually (excluding any Contracts that are scheduled elsewhere in this Agreement or on the Company Disclosure Schedule).

(b)           To the Knowledge of Company, (i) all Contracts listed on Section 4.14 of the Company Disclosure Schedule are valid, binding, and enforceable agreements of Company and neither the Company nor any Company Subsidiary is, and no other party to any such Contract is, in violation of or in default, in any material respect, under any such Contract, and no event or circumstance has occurred which constitutes, or after notice or lapse of time or both, would constitute a material violation or default thereunder on the part of Company or any Subsidiary, or any other party thereto or result in a right to accelerate or a loss of material rights under any such Contract; and (ii) the Company and each Company Subsidiary has fulfilled all material obligations required to have been performed by it pursuant to each such Contract and the Company has no reason to believe that the Company or any Company Subsidiary would not be able to fulfill all of its material obligations under such Contracts which remain to be performed after the date hereof.

Section 4.15           Intellectual Property.  (a) Section 4.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all registered copyrights, registered trademarks and service marks, applications to register copyright, trademarks and service marks, and all patents and patent applications, currently owned by the Company and its Subsidiaries (collectively, “Scheduled Intellectual Property”).  Each item listed in Section 4.15(a) of the Company Disclosure Schedule has been registered or application filed with the U.S. Patent and Trademark Office or such other foreign governmental authority.   To the Knowledge of the Company, all application, renewal, annuity, maintenance or other similar fees for the Scheduled Intellectual Property due have been paid and all registrations, patents and applications are subsisting and have not become abandoned due to the failure to pay any required renewal, annuity or maintenance fees.  There are no actual or to the Knowledge of the Company threatened opposition proceedings, cancellation proceedings, interference proceedings or other similar actions challenging the validity, registration or ownership of any portion of the registered Scheduled Intellectual Property.  None of the registered Scheduled Intellectual Property has been previously adjudged to be invalid or unenforceable in whole or in part.

(b)                                 Each of the Company and its Subsidiaries owns or possesses adequate licenses or other valid rights to use all Intellectual Property Rights used in the operation of their business as currently conducted, free and clear of material Liens.

(c)                                  No claims are pending or, to the Knowledge of the Company, threatened with regard to the ownership by the Company or any of its Subsidiaries or the validity or enforceability of their respective Intellectual Property Rights.

(d)                                 No claims are pending or, to the Knowledge of the Company, threatened that the conduct of the Company’s or its Subsidiaries’ respective businesses as currently conducted infringes, misappropriates or otherwise violates the Intellectual Property Rights of any Person.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries have received any written “invitations to license” or other written communications asserting that the Company or a Company Subsidiary will be obligated to take a license under third party Intellectual Property Rights in order to continue conducting business as currently conducted.

(e)                                  As of the date of this Agreement, to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the rights of the Company or its Subsidiaries with respect to any Intellectual Property Rights.

(f)                                    The consummation of the Merger will not (i) result in the breach, modification, cancellation, termination or suspension of any agreement pertaining to Intellectual Property Rights, including any licenses granted to the Company or a Subsidiary and licenses granted by the Company or any Subsidiary or (ii) result in the loss or impairment of the Company’s or its Subsidiaries’ ownership or right to use its Intellectual Property Rights.

(g)                                 To the Knowledge of the Company, the Company and its Subsidiaries have complied with all applicable contractual and legal requirements pertaining to information privacy and security.  To the Knowledge of the Company, no complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or threatened against the Company or any Subsidiary.

(h)                                 Except as would not have a Company Material Adverse Effect, with respect to the Scheduled Intellectual Property, proprietary product and fabric designs, trade secret marketing plans and business methods, proprietary data, and computer software owned or purported to be owned by the Company or any Subsidiary (collectively, “Owned Intellectual Property”), the Company or a Company Subsidiary is the owner of the entire right, title and interest in and to such Owned Intellectual Property (except for portions thereof that may consist of embedded third party products licensed from others) and is entitled to use, sell, license, transfer, and otherwise exploit such Owned Intellectual Property in the continued operation of its respective business as currently conducted.  Neither the Company nor any Company Subsidiary has exclusively licensed any Owned Intellectual Property to any Person.  The Company and its

Subsidiaries are taking commercially reasonable actions pursuant to its business judgment to protect, preserve, and maintain the Owned Intellectual Property and to maintain the confidentiality of and restrict the improper use of confidential information.  To the Knowledge of the Company, (i) there has been no unauthorized disclosure of any material trade secrets of the Company or any Company Subsidiary, and (ii) there has been no breach of the Company’s or any Company Subsidiary’s security procedures wherein material Company confidential information has been disclosed to a third person.

Section 4.16                                Real Property.  (a) Section 4.16 of the Company Disclosure Schedule (i) sets forth a list of all real property owned by the Company and the Company Subsidiaries and specifies the entity (Company or Company Subsidiary) that occupies such property if different from the owner (the “Owned Real Property”) and (ii) describes each leasehold interest in real property leased by, subleased by, licensed or with respect to which a right to use or occupy has been granted to the Company or any of the Company Subsidiaries (such leased Real Property together with the Owned Real Property, the “Real Property”), and specifies the lessor(s) of such leased property, the entity (Company or Company Subsidiary) occupying such leased property, and identifies each lease or any other Contract under which such property is leased (the “Real Property Leases”).  There are no written or oral subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right of use or occupancy of the Real Property and there is no Person (other than the Company or a Company Subsidiary) in possession of the leased Real Property.

(b)                                 To the Knowledge of Company, (i) all Real Property Leases listed on Section 4.16 of the Company Disclosure Schedule are valid, binding, and enforceable agreements of Company and neither the Company nor any Company Subsidiary is, and no other party to any such Real Property Lease is, in violation of or in default, in any material respect, under any such Real Property Lease, and no event or circumstance has occurred (other than the execution and delivery by the Company of this Agreement, the consummation of the Merger or the compliance with the terms hereof and thereof) which constitutes, or after notice or lapse of time or both, would constitute a material violation or default thereunder on the part of Company or any Subsidiary, or any other party thereto or result in a right to accelerate or a loss of material rights under any such Real Property Lease; and (ii) the Company and each Company Subsidiary has fulfilled all material obligations required to have been performed by it pursuant to each such Real Property Lease and the Company has no reason to believe that the Company or any Company Subsidiary would not be able to fulfill all of its material obligations under such Real Property Leases which remain to be performed after the date hereof.

Section 4.17                                Environmental Matters.  (a) The Company and each of the Company Subsidiaries are in compliance with all applicable Environmental Laws, including possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required for their operations under applicable Environmental Laws (all of the foregoing, the “Environmental Permits”), except for such violations, if any, that would not, individually or in the aggregate, have, or reasonably be expected to have a Company Material Adverse Effect.  All such Environmental Permits are in effect, no appeal nor any other action is pending to revoke or materially modify any such Environmental Permit, and the Company and each of the Company Subsidiaries are in compliance with all terms and conditions of such Environmental Permits except for such matters, if any, that would not, individually or in the aggregate, have, or reasonably be expected to have a Company Material Adverse Effect.  To the extent required by applicable Environmental Laws, the Company and each of the Company Subsidiaries have filed (or will have filed by the Closing Date) all applications necessary to renew or obtain any Environmental Permits in a timely fashion so as to allow the Company and each of the Company Subsidiaries to continue to operate their businesses in compliance with applicable Environmental Laws, except for such failure, if any, that would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect, and the Company does not expect such new or renewed Environmental Permits to include any new terms or conditions that would reasonably be expected to have a Company Material Adverse Effect.

(b)                                 There is no pending or, to the Knowledge of the Company, threatened claim, lawsuit, or administrative proceeding against the Company or any of the Company Subsidiaries, under or pursuant to any Environmental Law, except for any such claim, lawsuit or proceeding that would not, individually or in the aggregate, have, or reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of the Company Subsidiaries has received written notice from any Person, including any Governmental Entity, alleging that the Company or any of the Company Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved, except for such violations or liabilities which would not, individually or in the aggregate, have, or reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of the Company Subsidiaries has received any written request for information from any Person, (including any Governmental Entity) related to any potential liability under or compliance issue arising under any applicable Environmental Law, which potential liability or compliance issue is unresolved, except for such liability or compliance issue that would not, individually or in the aggregate, have, or reasonably be expected to have a Company Material Adverse Effect.

(c)                                  With respect to the real property that is currently, or was formerly, owned, leased or operated by the Company or any of the Company Subsidiaries (or by predecessors in interest to the Company or any of the Company Subsidiaries), there have been no Releases of Hazardous Substances for which the Company or any Company Subsidiary would have any liability under Environmental Law on, onto, from, or underneath any of such real property, except for such Releases that would not, individually or in the aggregate, have, or reasonably be expected to have a Company Material Adverse Effect.

(d)                                 Neither the Company nor any of the Company Subsidiaries have entered into any Contract that may require them to pay, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person that is not a party to this Agreement from or against any liabilities or costs arising out of or related to Releases of Hazardous Substances or otherwise arising in connection with or under Environmental Laws, except for such liabilities or costs, if any, that would not, individually or in the aggregate, have, or reasonably be expected to have a Company Material Adverse Effect.

(e)                                  The representations in this Section 4.17 shall be the exclusive representations and warranties related to matters involving Environmental Laws, Environmental Permits, Hazardous Substances or Releases of Hazardous Substances.

Section 4.18                                Brokers.  No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co. and Wells Fargo Securities, LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.  The Parent has been furnished a complete and correct copy of the Contracts between the Company and each of Goldman, Sachs & Co. and Wells Fargo Securities, LLC with respect to the payment of such fees and expenses.

Section 4.19                                Opinion of Financial Advisor.  The Company has received the opinion of Wells Fargo Securities, LLC, the Company’s financial advisor, dated as of the date hereof, that, as of the date hereof, the Per Share Amount is fair to the holders of the Company Common Stock from a financial point of view.  The Company has received the opinion of Goldman, Sachs & Co., the Company’s financial advisor, dated as of the date hereof, that, as of the date hereof, the Per Share Amount to be received by the holders of the shares of Company Common Stock, taken in the aggregate, pursuant to this Agreement is fair from a financial point of view to such holders.  A signed copy of such opinions has been or will be delivered to Parent.

Section 4.20                                Takeover Statutes; Rights Plans.  Assuming the accuracy of the representations and warranties of Parent and Sub set forth in Section 5.04, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated hereby or to the Family Group Voting Agreement or the transactions contemplated thereby.

Section 4.21                                Affiliate Transactions.  No executive officer or director of the Company or any Company Subsidiary or any person owning 5% or more of the Company Common Stock is a party to any Contract with or binding upon the Company or any Company Subsidiary or any of their respective properties or assets or has any material interest in any material property owned by the Company or any Company Subsidiary or has engaged in any material transaction with any of the foregoing within the last twelve months.

Section 4.22                                Indebtedness.  Section 4.22 of the Company Disclosure Schedule sets forth, as of the time this Agreement is executed and delivered by the Company, all of the outstanding Indebtedness of the Company and the Company Subsidiaries.  As of the time this Agreement is executed and delivered by the Company there is not, and as of the Effective Time there will not be, any Indebtedness of the Company except as set forth in Section 4.22 of the Company Disclosure Schedule and as may be incurred in accordance with Section 6.01 after the date hereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub jointly and severally represent and warrant to the Company as follows:

Section 5.01                                Organization, Standing and Power.  Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to conduct its businesses as presently conducted except a has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.02                                Sub.  Sub is a wholly owned Subsidiary of Parent and, since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 5.03                                Financing.  Parent has delivered to the Company a true and complete copy of the commitment letter, dated as of May 10, 2005, between Parent, Banc of America Securities LLC and Credit Suisse First Boston (the “Financing Commitments”), pursuant to which Banc of America Securities LLC and Credit Suisse First Boston have agreed to provide the kinds and amounts of financing set forth therein (the “Financing”).  Subject to the consummation of the Financing, Parent has or has available to it, and at all times through the Effective Time will have available, and will make available to Sub, all funds necessary to consummate the Merger and pay the related fees and expenses of Parent and Sub.  None of the Financing Commitments has been amended or modified since their respective dates, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect.  The Financing Commitments are in full force and effect.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitments.  Subject to the accuracy of the representations and warranties of the Company set forth in Article IV, Parent is not aware of any fact or condition existing on the date of this Agreement that makes any of the assumptions or statements set forth in the Financing Commitments inaccurate or that causes, or might reasonably be expected to cause, the Financing Commitments to be ineffective or that precludes, or might reasonably be expected to preclude, the satisfaction of the conditions set forth in the Financing Commitments.  The Financing Commitments have been duly executed by all parties thereto and are in full force and effect as of the date hereof.  All commitment and other fees required to be paid under the Financing Commitments on or prior to the date hereof have been paid.  The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments, together with the Company’s anticipated cash balances, will be sufficient for Parent and the Surviving Corporation: (i) to pay the aggregate Merger Consideration and any other repayment or refinancing of Indebtedness contemplated in this Agreement or the Financing Commitments; (ii) to pay all related fees and expenses; and (iii) to finance the Surviving Corporation’s working capital and general corporate needs after the Effective Time.  Subject to the accuracy of the representations and warranties of the Company set forth in Article IV, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent on the Closing Date.

Section 5.04                                Ownership of Company Common Stock.  As of the date of this Agreement, neither Parent nor Sub beneficially owns any Company Common Stock.

Section 5.05                                Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Parent and/or Sub, as the case may be, pursuant to or in connection with this Agreement and to consummate the Merger.  The Board of Directors of Sub (the “Sub Board”) has adopted a resolution approving this Agreement.  The execution, delivery and performance by Parent and Sub of this Agreement and the consummation of the Merger have been duly authorized by the Board of Directors of Parent (the “Parent Board”) and the Sub Board and by Parent as the sole stockholder of Sub and no other corporate action on the part of Parent or Sub or any other Person is necessary to authorize the execution and delivery by Parent and Sub of this Agreement or the consummation of the Merger.  This Agreement, assuming due and valid authorization, execution and delivery thereof by the Company, constitutes the legal, valid and binding obligations of each of Parent and Sub, as the case may be, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

Section 5.06                                No Conflicts; Consents.  The execution and delivery by each of Parent and Sub of this Agreement, does not, and the consummation of the Merger and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under any provision of (a) the charter or organizational documents of Parent or Sub, (b) any material Contract to which Parent or Sub is a party or by which any of their respective properties or assets is bound or (c) subject to the filings and other matters referred to in the following sentence, any Order or Legal Requirement applicable to Parent or Sub or their respective properties or assets, other than, in the case of clause (b) or clause (c) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger, other than (i) compliance with and filings under the HSR Act and any required foreign competition law filings, (ii) the filing with the SEC of such reports under Sections 13 and 14 of the Exchange Act as may be required in connection with this Agreement and the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such filings as may be required in connection with the Taxes described in Section 7.09 and (v) such other items as are set forth in Section 5.06 of Parent Disclosure Schedule.

Section 5.07                                Information Supplied.  None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to statements made in or omitted from the Information Statement relating to the Company or its Affiliates based on information supplied by Company for inclusion or incorporation by reference in the Information Statement.

Section 5.08                                Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Sub, in each case for which the Company or any Company Subsidiary may be or become liable.

Section 5.09                                Litigation.  Except for Proceedings that would not reasonably be expected to have a Parent Material Adverse Effect, there are no Proceedings pending or, to the Knowledge of Parent, threatened against Parent or Sub which call into question the validity or hinder the enforceability or prompt performance of this Agreement or the consummation of the Merger.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.01                                Conduct of Business.  Except for matters expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, in all material respects, conduct its business in the ordinary and usual course of business.  In addition, and without limiting the generality of the foregoing, except for matters expressly permitted by this Agreement or Section 6.01 of the Company Disclosure Schedule, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent:

(a)                                  (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (A) regular quarterly cash dividends on the Company Common Stock at a rate not in excess of the regular quarterly cash dividend most recently declared by the Company prior to the date of this Agreement and (B) dividends and distributions by a Company Subsidiary to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company or any of the Company Subsidiaries;

(b)                                 authorize for issuance, issue, deliver, sell or grant (i) any shares of its capital stock, (ii) any Voting Company Debt or other voting securities, (iii) any securities convertible into or exchangeable for, or any options (including Company Stock Options), warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (iv) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms;

(c)                                  amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(d)                                 acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof or (ii) any assets (excluding (x) inventory purchased in the ordinary and usual course of business and (y) fixed assets) having a value in excess of $500,000 in the aggregate (but in no event shall any such agreement require the Company or any Company Subsidiary to acquire any such assets after June 30, 2006);

(e)                                  (i) grant to any officer or director of the Company or any Company Subsidiary any material increase in compensation or fringe benefits, other than those required pursuant to existing agreements or Company Plans, (ii) grant to any present or former employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay except as required by the terms of any existing agreements or Company Plans or any collective bargaining agreement, (iii) enter into or amend any employment, consulting, indemnification, severance or termination agreement with any present or former employee, officer or director, (iv) establish, adopt, enter into or amend in any material respect any Company Plan except as required by applicable law or the terms of any collective bargaining agreement (provided that the Company may amend Company Plans that constitute nonqualified deferred compensation plans within the meaning of Section 409A of the Code to permit eligible employees not yet in payment status to elect to receive distributions from the relevant plan following termination of employment over the 5 or 10 year period commencing on the first anniversary of the employee’s termination date, to the extent permitted under Section 409A of the Code and applicable guidance issued thereunder; provided that such election will not preclude the Company’s ability to terminate in its discretion, either prior to the Closing with Parent’s consent or after the Closing, as applicable, any or all of the plans and distribute deferred compensation as permitted under Section 409A of the Code), (v) except as permitted or required under Section 7.05, take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary and usual course of business, under any Company Plan, (vi) loan or advance money or other property to any present or former employees, officers or directors of the Company or any Company Subsidiary (provided that the Company may advance amounts to its employees in the ordinary and usual course of business) or (vii) except as permitted or required under Section 7.05, grant any new, or amend any existing, Company Stock Option or enter into any agreement under which any Company Stock Option would be required to be issued;

(f)                                    make any change in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

(g)                                 make or agree to make any new capital expenditure or expenditures (including expenditures for fixed assets) that, individually, is in excess of $100,000 or, in the aggregate, are in excess of $2,000,000;

(h)                                 other than in the ordinary and usual course of business, make any material Tax election, change the Tax reporting or accounting policies or practices with respect to accounts payable or the collection of accounts receivable in any material respect, or settle or compromise any material Tax liability or refund, or surrender any right to claim a refund of Taxes;

(i)                                     enter into, renew, cancel or terminate any Contract that is listed on, or, if in effect on the date hereof, would be required to be listed on Section 4.14 of the Company Disclosure Schedule, or modify any of the material terms of any such Contract;

(j)                                     renew the Real Property Leases with respect to the Real Property Leases identified on Section 1.02 of the Company Disclosure Schedule, or modify any of the material terms of any such Real Property Leases (provided that the Company may renew the Real Property Lease identified on Section 1.02(a) of the Company Disclosure Schedule for an additional one-year term and on other terms that are no less favorable in all material respects to those in effect immediately prior to the date hereof);

(k)                                  other than in the ordinary and usual course of business, enter into, renew, cancel or terminate any other Real Property Lease, or modify any of the material terms of any such Real Property Lease;

(l)                                     incur any Indebtedness (excluding letters of credit) in an aggregate amount that is in excess of $5,000,000 in the aggregate or modify any of the material terms of any outstanding Indebtedness;

(m)                               modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company or any Company Subsidiary is a party and which relates to a business combination involving the Company or any Company Subsidiary;

(n)                                 write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries, taken as a whole, other than (i) in the ordinary and usual course of business and consistent with past practice or (ii) as may be required by GAAP;

(o)                                 pay, discharge, waive, settle or satisfy any claim, liability or obligation that is not a Proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise) in respect of any matter requiring payment by the Company or any Company Subsidiary in excess of $100,000 individually or $1,000,000 in the aggregate, other than the payment, discharge, waiver, settlement or satisfaction, in the ordinary and usual course of business and consistent in amount and kind with past practice;

(p)                                 pay, discharge, waive, release, assign, settle or compromise any pending or threatened Proceeding (i) in respect of any matter requiring payment by the Company or any Company Subsidiary in excess of $100,000 individually or $1,000,000 in the aggregate or entailing any admission of liability by the Company or any Company Subsidiary or any material non-monetary relief against the Company or any Company Subsidiary, or (ii) that is brought by any current, former or purported holder of any securities of the Company in its capacity as such and that (A) requires a payment to such security holders by the Company or any Company Subsidiary or (B) adversely affects in any material respect the ability of the Company or any Company Subsidiary to conduct its business in a manner consistent with past practice;

(q)                                 continue planning for, or proceed with, the separation from the Company of any business or significant assets of the Company or any Company Subsidiary;

(r)                                    knowingly take any action (i) to cause its representations and warranties set forth in Article IV to be untrue in any material respect, (ii) that would reasonably be likely to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement or (iii) that has, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(s)                                  authorize any of, or commit or agree to take any of, the foregoing actions.

Section 6.02                                No Solicitation.  (a)  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company and the Company Subsidiaries shall not (and the Company shall cause each of its and any of the Company Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries not to) directly or indirectly: (i) solicit, initiate, propose, encourage or facilitate, or engage in discussions or negotiations with any Person (other than Parent or Sub) (whether such discussions or negotiations are initiated by the Company or otherwise) relating to (1) any business combination with or any direct or indirect acquisition, in a single transaction or a series of transactions and whether by way of merger, purchase of capital stock, purchase of assets or otherwise, of (X) the Company, (Y) more than 25% of the fair market value of the assets of the Company and the Company Subsidiaries taken as a whole or (Z) more than 25% of any class of Company Capital Stock, (2) any tender offer (including a self-tender offer) or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person or group beneficially owning 25% or more of any class of Company Capital Stock or the filing with the SEC of a Schedule TO or a registration statement under the Securities Act in connection therewith or (3) any other merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary (any of (1), (2) or (3), an “Alternative Acquisition”); (ii) solicit, initiate, propose, encourage or facilitate the making of any proposal or offer (including any proposal or offer from or to the Company’s stockholders) from any Person (other than Parent or Sub) relating to an Alternative Acquisition (an “Alternative Acquisition Proposal”); or (iii) provide information with respect to the Company or any Company Subsidiary to any Person (other than Parent or Sub) relating to a possible Alternative Acquisition by any Person (other than Parent or Sub).  Notwithstanding the foregoing, prior to receiving the Company Stockholder Approval, the Company Board may, to the extent required by the fiduciary obligations of the Company Board under Delaware law, as determined in good faith by the Company Board after consultation with outside legal counsel, in response to a bona fide, written Alternative Acquisition Proposal that the Company Board determines, in good faith after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, is or is reasonably likely to result in a Superior Company Proposal, and after providing a notice of and a copy of such Superior Company Proposal to Parent, (A) participate in discussions and negotiations regarding such Alternative Acquisition Proposal, (B) furnish information with respect to the Company and its Subsidiaries to the Person (and its representatives) making such Alternative Acquisition Proposal pursuant to a customary confidentiality agreement that does not contain terms that would prevent the Company from complying with its obligations under this Section 6.02 and (C) approve and recommend such Superior Company Proposal and, in connection with such Superior Company Proposal, withdraw, modify or change the Company Board’s recommendation (any of the foregoing, a “Change in Board Recommendation”); provided, that the Company shall not effect a Change in Board Recommendation unless the Company has (x) provided a timely notice to Parent (a “Notice of Superior Proposal”), advising Parent that the Company Board has received a Superior Company Proposal, specifying the material terms and conditions of such Superior Company Proposal and identifying the Person making such Superior Company Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Company Proposal shall require a new Notice of Superior Proposal and a new three business day period) and (y) negotiated during the three business day period following Parent’s receipt of the Notice of Superior Proposal in good faith with Parent (to the extent Parent wishes to negotiate) to enable Parent to make a counter-offer.  For purposes of this Section 6.02, the term “Person” shall include any group as defined in the Exchange Act.

(b)                                 Except as expressly permitted by Section 6.02(a), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger, (ii) approve or cause or permit the Company to enter into any letter of intent, agreement in principle, definitive agreement or similar agreement constituting or relating to, or which is intended to or is reasonably likely to lead to any Alternative Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, any Alternative Acquisition Proposal or (iv) agree or resolve to take actions set forth in clause (i), (ii) or (iii) of this sentence.  Notwithstanding the foregoing, the Company Board may cause the Company to terminate this Agreement pursuant to Section 9.01(d)(i) and simultaneously or thereafter take any of the actions set forth in the preceding sentence.

(c)                                  The Company promptly, and in any event within 24 hours, shall advise Parent in writing of any Alternative Acquisition Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Alternative Acquisition Proposal, the identity of the Person or group making any such Alternative Acquisition Proposal or inquiry and the material terms of any such Alternative Acquisition Proposal or inquiry.

The Company shall keep Parent reasonably informed of the status of any such Alternative Acquisition Proposal or inquiry, which shall include providing copies of any amendment to any such Alternative Acquisition Proposal, correspondence with the Person or group making any such Alternative Acquisition Proposal, and copies of any information or material about the Company that is provided to such Person or group.

(d)                                 Nothing contained in this Section 6.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012 of Regulation M-A promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board after consultation with outside counsel, failure so to disclose could be inconsistent with its obligations under applicable law.

(e)                                  “Superior Company Proposal” means any bona fide written Alternative Acquisition Proposal not solicited or initiated in violation of this Section 6.02 that (i) relates to all of the outstanding shares of Company Capital Stock or all or substantially all of the assets of the Company, (ii) is on terms that the Company Board determines in its good faith judgment (after consultation with its financial advisor and after taking into account all the terms and conditions of the Alternative Acquisition Proposal) are more favorable to the Company’s stockholders (in their capacities as stockholders) from a financial point of view than this Agreement (taking into account any alterations to this Agreement agreed to in writing by Parent in response thereto) and (iii) which the Company determines in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is reasonably capable of being consummated, taking into account all legal and regulatory aspects of the proposal.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01                                Stockholders Meeting.  The Company, acting through the Company Board in accordance with the Company Charter and the Company By-Laws, shall, as promptly as practicable following the date of this Agreement and the mailing of the Information Statement (as defined below) and in consultation with Parent, take all action reasonably necessary, except as otherwise provided for herein, to seek adoption of this Agreement by the holders of the Company Class B Common Stock at a duly called and noticed meeting of the shareholders of the Company (the “Company Stockholders Meeting”).  Parent shall exercise its rights under Section 1.02 of the Family Voting Agreement to vote any shares of Company Class B Common Stock that are subject to the Family Voting Agreement in favor of adoption of this Agreement.

Section 7.02                                Information Statement.  Promptly following the date of this Agreement, the Company shall, except as otherwise provided for herein and to the extent necessary under applicable law, and the Parent shall cooperate to, prepare and file with the SEC an information statement containing the information specified in Schedule 14C under the Exchange Act (together with any amendments thereof or supplements thereto, the “Information Statement”) to provide information to the holders of the Company Class B Common Stock who are entitled to vote on the approval of the Merger at the Company Stockholders Meeting. The Company shall use its commercially reasonable efforts to cause the Information Statement to be mailed to the holders of the Company Class A Common Stock and the Company Class B Common Stock as promptly as reasonably practicable after the text of the Information Statement has been adjusted to satisfy any concerns raised by the SEC.  The Company and Parent each agrees to correct any information provided by it for use in the Information Statement that shall have become false or misleading. All mailings to the Company’s stockholders in connection with the Merger (including the Information Statement) shall be subject to the prior review and comment by Parent.  Parent will furnish (or cause to be furnished) to the Company the information relating to Parent and its Affiliates to be set forth in the Information Statement.  Except as otherwise provided for herein, the Company shall include in the Information Statement the recommendation of the Company Board that the holders of the Company Class B Common Stock vote in favor of the adoption of this Agreement and the Merger.

Section 7.03                                Access to Information; Confidentiality.  Subject to applicable law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, Contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request.  All information exchanged pursuant to this Section 7.03 shall be subject to the Confidentiality Agreement, and the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 7.04                                Reasonable Best Efforts; Notification.  (a)  Upon the terms and subject to the conditions set forth in this Agreement each of the parties shall use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any necessary approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including under the HSR Act), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed), (iv) subject to Section 7.04(b), engaging in divestitures, licenses, hold separate arrangements or similar matters (including covenants affecting business operating practices) and (v) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

(b)                                 Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Subsidiaries shall be required to agree (with respect to (i) Parent or its Subsidiaries or (ii) the Company or its Subsidiaries) to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices, if such divestitures, licenses, arrangements or similar matters, individually or in the aggregate, would reasonably be expected to have an adverse effect in excess of $10 million on either Parent and its Subsidiaries or the Company and its Subsidiaries.

(c)                                  The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any Governmental Entity with respect to the Merger.

(d)                                 Prior to the Closing, the Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the respective officers, employees, representatives and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide all cooperation that may be reasonably requested by Parent in connection with the Financing, the planning and preparation for the transition and integration of the Company’s and the Parent’s businesses following the Closing, and the other transactions contemplated by this Agreement, including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, prospectuses and similar documents required in connection with the Financing and (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (provided that the execution and delivery of, and any obligations of the Company or its Subsidiaries under, any such documents must be fully conditional upon, or otherwise wholly subject to, the consummation of the Closing), including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and customarily included in private placements under Rule 144A of the Securities Act to consummate the offering of senior or senior subordinated notes and including a certificate of the chief financial officer of the Company or any of its Subsidiaries with respect to solvency matters, comfort letters of accountants, consents of accountants for use of their reports in any materials relating to the Financing, legal opinions, surveys and title insurance; provided, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties.  Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any Company Subsidiaries in connection with such cooperation.

Section 7.05                                Stock Options and Restricted Shares.  (a)  At the Award Cancellation Time, each Company Restricted Share then outstanding shall immediately vest and shall be treated in all respects in accordance with Section 3.01; provided, that the amount to which the holder of any Company Restricted Share shall be entitled pursuant to Section 3.01 shall be reduced by the amount of any required withholding taxes (including any withholding taxes due as a result of the vesting of the Company Restricted Shares).

(b)                                 At the Award Cancellation Time, each Company Stock Option then outstanding (whether vested or unvested), shall be canceled and, in consideration of such cancellation, Parent shall pay or cause to be paid within 5 days following the Award Cancellation Time to each holder who has executed a letter in form satisfactory to Parent acknowledging the termination and full satisfaction of such Company Stock Option, in full satisfaction of such Company Stock Option, less any applicable withholding taxes, an amount (but not less than zero) in cash equal to the product of (i) the difference between (I) the Per Share Amount and (II) the exercise price with respect to such Company Stock Option, and (ii) the number of shares of Company Common Stock subject to such outstanding Company Stock Option.

(c)                                  The Company shall (i) take all actions reasonably necessary to cause the actions and effects specified in Sections 7.05(a) and (b) to occur, (ii) take all actions reasonably necessary, with Parent’s assistance, to ensure that, effective as of the Award Cancellation Time, no holder of Company Stock Options will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any Company Stock Option or any other event and (iii) provide its reasonable cooperation to Parent in connection with the actions contemplated by this Section 7.05.

Section 7.06                                Indemnification; D&O Insurance.  (a)  From the Effective Time through the sixth anniversary thereof, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless any person (an “Indemnified Party”) who is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, claim, litigation, suit or proceeding, whether civil, criminal, administrative or investigative, whether predicated on foreign, federal, state or local law and whether formal or informal (collectively for purposes of this Section 7.06, “action(s)”), by reason of his status as, or the fact that he is or was, a director and/or an executive officer (collectively for purposes of this Section 7.06, “executive(s)”) of the Company, and/or is or was serving as an executive officer or director of another corporation, partnership, joint venture, employee benefit plan, trust or other similar enterprise affiliated with the Company (any and/or all of which are referred to in this Section 7.06 as an “affiliate”), and as to acts performed in the course of such executive’s duty to the Company and/or to an affiliate, in each case against expenses, fees, costs and charges (including reasonable attorneys’ fees and disbursements) (collectively, “Losses”) incurred by or on behalf of an executive in connection with any action (including in connection with the investigation, defense, settlement or appeal of such action) that pertains to a matter existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law.  Expenses (including reasonable attorneys’ fees) incurred by any Indemnified Party in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by Parent or the Surviving Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified under this Section 7.06(a).  The indemnification rights hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation and by-laws of the Surviving Corporation or any of its Subsidiaries, under the DGCL or otherwise.  The certificate of incorporation and by-laws of the Surviving Corporation shall contain, and Parent shall cause the Surviving Corporation to fulfill and honor, provisions with respect to indemnification and exculpation that are at least as favorable to the Indemnified Parties as those set forth in the Company Charter and Company By-laws as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any of the Indemnified Parties.  The parties agree that the provisions relating to exoneration of directors and officers and the rights to indemnification (including provisions relating to advances of expenses incurred in defense of any action or suit) in the certificate of incorporation and bylaws of Company and its Subsidiaries with respect to matters occurring through the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided, that all rights to indemnification in respect of any action pending or asserted or claim made within such period shall continue until the disposition of such action or resolution of such claim.

(b)                                 Any Indemnified Party wishing to claim indemnification under Section 7.06(a) shall promptly notify Parent upon learning of any such claim, action, suit, proceeding or investigation, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially prejudice Parent.

(c)                                  For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’

liability insurance maintained by the Company (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the premiums paid as of the date hereof by the Company for such insurance (the “Current Premium”), and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium; provided, further, that Parent may satisfy its obligations under this Section 7.06(c) by obtaining “tail” insurance policies at the Effective Time that provide substantially similar coverage.

(d)                                 If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.06.

(e)                                  The Surviving Corporation shall pay (as incurred) all expenses (including reasonable fees and expenses of counsel) that an Indemnified Party may incur in enforcing the indemnity and other rights and obligations provided for in this Section 7.06.

(f)                                    The provisions of this Section 7.06 are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 7.07                                Public Announcements.  Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 7.08                                Director Resignations.  At the Closing the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and, as specified by Parent reasonably in advance of the Closing, all directors of each Company Subsidiary, in each case, effective at the Effective Time.

Section 7.09                                Transfer Taxes.  All Transfer Taxes, if any, and any penalties or interest with respect to the Transfer Taxes, payable by Parent, Sub or the Surviving Corporation in connection with the consummation of the Merger, and all Stock Transfer Taxes, if any, and any penalties or interest with respect to any such Stock Transfer Taxes payable by Parent, Sub or the Surviving Corporation shall be paid by either Sub or the Surviving Corporation, and shall not be paid out of the aggregate Merger Consideration.

Section 7.10                                Employee Benefit Matters.  (a)  Subject to Section 7.10(c), Parent intends to, or to cause its affiliates (including the Company and the Company Subsidiaries) to, provide: (i) each person who is employed by the Company or any of the Company Subsidiaries as of the Closing Date (the “Company Employees”) with terms and conditions of employment (including wages, salary, bonus and other compensation opportunities) that are, at Parent’s sole option, either (A) substantially similar in the aggregate to those in effect immediately prior to the Effective Time or (B) no less favorable than those provided to similarly situated employees of Parent, and (ii) Company Employees (and, to the extent applicable, any former employees of the Company and the Company Subsidiaries (“Former Company Employees”)) with employee benefit plans, programs, policies and arrangements that are, at Parent’s sole option, either (A) substantially similar in the aggregate to those in effect immediately prior to the Effective Time or (B) no less favorable than those provided to similarly situated employees of Parent.

(b)                                 To the extent applicable with respect to employee benefit plans, programs, policies and arrangements that are established or maintained by Parent or its affiliates (including the Company and the Company Subsidiaries) for the benefit of Company Employees or Former Company Employees (and their eligible dependents), Company Employees and Former Company Employees (and their eligible dependents) shall be given credit for their service with the Company and the Company Subsidiaries (i) for all purposes of eligibility to participate and vesting (but not benefit accrual under a defined benefit pension plan) to the extent such service was taken into account under a corresponding Company Plan, and (ii) to the extent permitted by the plan maintained by Parent, for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations and shall be given credit for amounts paid under a corresponding Company Plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans, programs, policies and arrangements maintained by Parent.  Notwithstanding the foregoing provisions of this Section 7.10(b), service and other amounts shall not be credited to Company Employees or Former Company Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in the duplication of benefits.

(c)                                  Nothing in this Section 7.10 shall require Parent, the Company or any of their affiliates to continue to employ any Company Employee for any period after the Effective Time.

Section 7.11                                Actions Respecting Commitment Letters; Financing; Notification.  (a) Parent and its affiliates shall perform all obligations required to be performed by them in accordance with and pursuant to the Financing Commitments and shall not amend, terminate or waive any provisions under the Financing Commitments if the effect thereof would be reasonably likely to prevent or delay the consummation of the Merger and the other transactions contemplated hereby.

(b)                                 Parent shall use its reasonable best efforts to obtain the Financing on the terms set forth in the Financing Commitments.

(c)                                  Parent shall provide prompt written notice to the Company following its receipt of notification by a potential financing source under the Financing Commitments of its refusal or intended refusal to provide the financing described in the Financing Commitments and, in each case, the stated reasons therefor.  In any such event, Parent shall use its reasonable best efforts to obtain substitute debt financing for such financing to consummate promptly the Merger and the other transactions contemplated hereby, unless the cost of capital to Parent, Sub and the Surviving Corporation with respect to such substitute debt financing exceeds the cost of capital under the Financing Commitments (provided that for purposes of calculating such cost of capital, it shall be assumed that spreads were increased by the maximum amount permitted under the Financing Commitments).

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.01                                Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the parties hereto to the extent permitted by applicable law:

(a)                                  Stockholder Approval. The Company Stockholder Approval shall have been validly obtained.

(b)                                 HSR.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and any consents, approvals and filings under any foreign competition law, the absence of which would prohibit the consummation of Merger, shall have been obtained or made.

(c)                                  Statutes; Court Orders. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, issued or enforced by any Governmental Entity that would prohibit, restrain, enjoin, preclude or restrict the consummation of the Merger.

Section 8.02                                Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable law) at or prior to the Effective Time of each of the following conditions:

(a)                                  Accuracy of Representations and Warranties. The representations and warranties made by Parent and Sub herein, disregarding all qualifications and exceptions contained herein relating to materiality or Parent Material Adverse Effect or words of similar import, shall be true and correct on the date hereof and on the Closing Date as if made on and as of such dates (other than representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), except in each case where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 Compliance with Covenants. Each of Parent and Sub shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or Parent Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality or Parent Material Adverse Effect, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)                                  Officer’s Certificates. The Company shall have received a certificate of Parent, dated as of the Closing Date, signed by an executive officer of Parent to evidence satisfaction of the conditions set forth in Section 8.02(a) and Section 8.02(b).

Section 8.03                                Conditions to Obligation of Parent and Sub to Effect the Merger.  The obligation of Parent and Sub to consummate the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable law) at or prior to the Effective Time of each of the following conditions:

(a)                                  Accuracy of Representations and Warranties. Other than with respect to Section 4.03 (Capital Structure) and Section 4.22 (Indebtedness), the representations and warranties made by the Company herein, disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect or words of similar import, shall be true and correct on the date hereof and on the Closing Date as if made on and as of such dates (other than for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), except in each case where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, and the representations and warranties made by the Company in Section 4.03 (Capital Structure) and Section 4.22 (Indebtedness), disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect or words of similar import, shall be true and correct on the date hereof and on the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), except in each case where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, will not result in fees, costs, charges, losses, expenses or other amounts attributable to or payable by Parent, Sub, the Surviving Corporation or any of their Subsidiaries in excess of $1,000,000.

(b)                                 Compliance with Covenants. The Company shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or Company Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality or Company Material Adverse Effect, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)                                  Officer’s Certificate. Parent shall have received a certificate of the Company, dated as of the Closing Date, signed by an executive officer of the Company to evidence satisfaction of the conditions set forth in Section 8.03(a) and Section 8.03(b).

(d)                                 FIRPTA Certificate.  Parent shall have received a certificate (in such form as may be reasonably requested by Parent’s counsel) from the Company conforming to the requirements of Treasury Regulations 1.1445-2(c)(3) and 1.897-2(h).

(e)                                  Funding.  The Financing contemplated by the Financing Commitments, or the substitute financing contemplated by Section 7.11(c), shall have been consummated on the terms set forth therein (provided that this condition shall not apply if Parent is in breach of Section 7.11).

(f)                                    No Company Material Adverse Effect.  Since the date hereof, there shall have been no Company Material Adverse Effect.

(g)                                 Dissenters’ Shares.  Not more than 25% of the outstanding shares of Company Common Stock shall be Dissenters’ Shares.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01                                Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after Company Stockholder Approval:

(a)                          by mutual written consent duly authorized by the Company Board and the board of directors of Parent;

(b)                         by either Parent or the Company if

(i)                                     the Merger is not consummated on or before September 30, 2005 (the “Outside Date”), unless the failure to consummate the Merger is the result of a breach of this Agreement by the party seeking to terminate this Agreement;

(ii)                                  any Governmental Entity issues an Order or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such Order or other action shall have become final and nonappealable; or

(iii)                               upon a vote taken thereon at the Company Stockholders Meeting or any postponement or adjournment thereof, the Company Stockholder Approval shall not have been obtained;

(c)                          by Parent if

(i)                                     the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.01 or Section 8.03 and (B) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach; or

(ii)                                  the Company Board or any committee thereof shall have (A) effected a Change in Board Recommendation, (B) recommended or approved any Alternative Acquisition Proposal or (C) failed to call or hold the Company Stockholders Meeting by the Outside Date; or the Company Board or any committee thereof resolves to take any of the foregoing actions;

(d)                         by the Company if

(i)                                     the Company Board shall have determined to approve, endorse or recommend an Alternative Acquisition Proposal that constitutes a Superior Company Proposal and the Company has complied with the provisions of Section 6.02; or

(ii)                                  if Parent or Sub breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.01 or Section 8.02 and (B) cannot be cured or has not been cured within 30 days after the giving of written notice to Parent of such breach.

Section 9.02                                Effect of Termination.  (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 4.18 (Brokers), Section 5.08 (Brokers), the last sentence of Section 7.03, this Section 9.02 and Article X, except that nothing herein will relieve any party from liability for any willful breach of any representation, warranty or covenant set forth in this Agreement.

(b)                                 In the event that this Agreement is terminated by Parent pursuant to Section 9.01(c)(ii) or by the Company pursuant to Section 9.01(d)(i), the Company shall pay to Parent an amount equal to $12,175,800 (the “Termination Fee”), which shall be payable upon such termination; provided, that in the event this Agreement is terminated by Parent pursuant to Section 9.01(c)(ii)(C), the Company shall be required to pay the Termination Fee only if the Company is in breach of its obligations under Section 7.01 and there has been no Order issued by a Governmental Entity that has prohibited or delayed the holding of the Company Stockholders Meeting.  The payment of the Termination Fee under this Section 9.02(b) shall be the exclusive remedy for Parent and Sub under this Agreement in the event this Agreement is terminated by Parent pursuant to Section 9.01(c)(ii)(C).

(c)                                  In the event that this Agreement is terminated by Parent pursuant to Section 9.01(c)(i), the Company shall pay to Parent the Termination Fee; provided, that the Company shall be required to pay the Termination Fee only if (i) prior to the time of such termination an Alternative Acquisition Proposal had been publicly announced or otherwise communicated to the Company and (ii) within 18 months of such termination, the Company enters into a binding agreement with respect to, or consummates, an Alternative Acquisition (such transaction, a “Takeover Transaction”).  Payment under this Section 9.02(c) of the Termination Fee shall be made upon the earlier of the consummation of such Takeover Transaction and the 90th day following the entering into by the Company of the agreement to engage in such Takeover Transaction.  The payment of the Termination Fee under this Section 9.02(c) shall be the exclusive remedy for Parent and Sub under this Agreement in the event this Agreement is terminated pursuant to Section 9.01(c)(i).

(d)                                 All amounts due under this Section 9.2 shall be payable by wire transfer in immediately available funds to Parent or to such other Person as Parent may designate in writing to the Company.  If the Company fails to promptly make any payment required under this Section 9.2 and Parent commences a suit to collect such payment, the Company shall indemnify Parent for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date paid to Parent.

Section 9.03                                Amendment.  This Agreement may be amended by the parties at any time before or after receipt of Company Stockholder Approval; provided, that after receipt of Company Stockholder Approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.04                                Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in the first sentence of Section 9.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

GENERAL PROVISIONS

Section 10.01                          Nonsurvival of Representations and Warranties.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (including any rights arising out of any breach of such representations, warranties, covenants and agreements) shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 10.02                          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by email, telecopy or telefacsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)                                  if to Parent or Sub, to

The William Carter Company
The Proscenium
1170 Peachtree Street NE, Suite 900
Atlanta, Georgia 30309

Tel:  (404) 745-2700
Fax:  (404) 892-3079
Attention:  Michael D. Casey

with a copy to:

Ropes & Gray LLP
One International Place
Boston, MA 02110-2624
Tel:  (617) 951-7309
Fax:  (617) 951-7050
Attention:  Joel Freedman

(b)                                 if to the Company, to

OskKosh B’Gosh, Inc
112 Otter Avenue
P.O. Box 300
Oshkosh, Wisconsin 54903-0300
Tel: (920) 232-4160
Fax: (920) 231-3261

Attention: Douglas W. Hyde, Chairman of the Board
and Chief Executive Officer

with a copy to:

Mayer, Brown, Rowe & Maw LLP
190 South LaSalle Street
Chicago, Illinois 60603
Tel:  (312) 782-0600
Fax:  (312) 701-7711

Attention:  Scott J. Davis
James T. Lidbury
A. Kelly Ryan

Section 10.03                          Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”  to the extent such words do not already follow any such term.  The word “or” shall not be exclusive.  The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 10.04                          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.05                          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of this Agreement by facsimile shall be effective to the fullest extent permitted by applicable law.

Section 10.06                          Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Company Disclosure Schedule, Parent Disclosure Schedule and all exhibits and schedules hereto and the Confidentiality Agreement, taken together, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Merger.  Other than Article III, Section 3.01(c), Section 7.05 and Section 7.06, no provision of this Agreement is intended to confer upon any Person other than the parties any rights or remedies.

Section 10.07                          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 10.08                          Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.09                          Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 10.10, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.10                          Submission to Jurisdiction.  Each party to this Agreement hereby (a) agrees that any litigation, proceeding or other legal action brought in connection with or relating to this Agreement or any matters contemplated hereby shall be brought exclusively in a court of competent jurisdiction located within Wilmington, Delaware, whether a state or federal court, and shall not be brought in any court or forum outside Wilmington, Delaware, (b) consents and submits to personal jurisdiction in connection with any such litigation, proceeding or action in any such court described in clause (a) of this Section 10.10 and to service of process upon it in accordance with the rules and statutes governing service of process, (c) waives to the full extent permitted by law any objection that it may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum, (d) designates, appoints and directs CT Corporation System as its authorized agent to receive on its behalf service of any and all process and documents in such litigation, proceeding or action in the State of Delaware, (e) agrees to notify the other parties to this Agreement immediately if such agent shall refuse to act, or be prevented from acting, as agent and, in such event, promptly designate another agent in the State of Delaware to serve in place of such agent and deliver to the other parties written evidence of such substitute agent’s acceptance of such designation, (f) agrees as an alternative method of service to service of process in such litigation, proceeding or action by mailing of copies thereof to such party at its address set forth in Section 10.02, (g) agrees that any service made as provided herein shall be effective and binding service in every respect and (h) agrees that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by applicable law.

Section 10.11                          Waiver of Jury Trial.  EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

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IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

THE WILLIAM CARTER COMPANY

By:	/s/ MICHAEL D. CASEY
Michael D. Casey
Executive Vice President and
Chief Financial Officer

BLUE MERGER CORP.

By:	/s/ MICHAEL D. CASEY
Michael D. Casey
President

OSHKOSH B’GOSH, INC.

By:	/s/ DOUGLAS W. HYDE
Douglas W. Hyde
Chairman of the Board and
Chief Executive Officer